Nuveen Enhanced CLO Income Fund 486BPOS

Exhibit 99.(n)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-2 of Nuveen Enhanced CLO Income Fund of our report dated October 29, 2025, relating to the financial statements and financial highlights which appears in Nuveen Enhanced CLO Income Fund’s Certified Shareholder Report on Form N-CSR for the period ended August 31, 2025. We also consent to the references to us under the headings “Independent Registered Public Accounting Firm,” “Legal Opinions and Experts” and “Financial Highlights” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Chicago, Illinois

December 18, 2025